                                                                      EXHIBIT 99


                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                     1ST QUARTER EARNINGS INCREASE ANNOUNCED

Brookfield, WI (April 30, 2003). Merchants & Manufacturers Bancorporation, Inc. ("Merchants") today announced first quarter 2003 earnings of $2.0 million, or $0.69 per diluted share, compared to $1.2 million or $0.49 per diluted share for the first quarter 2002, representing a 62.5% increase in net income and a 40.8% increase in diluted earnings per share. Return on average equity for the quarter ended March 31, 2003 was 11.66% compared to 9.46% for the same period in 2002.

At March 31, 2003, total assets increased $312.8 million, loans increased $205.2 million and deposits increased $260.9 million over March 31, 2002. Merchants' total assets increased 51.0% from $613.8 million at March 31, 2002, to $926.6 million at March 31, 2003. Loans increased 42.0% from $488.3 million at March 31, 2002, to $693.6 million at March 31, 2003. Total deposits grew 55.1% from $473.3 million at March 31, 2002, to $734.2 million at March 31, 2003.

The year-to-year comparisons are significantly impacted by Merchants' completion of the acquisition of Fortress Bancshares, Inc. ("Fortress") on November 30, 2002. The purchase price for Fortress was $21.0 million including $9.4 million in cash and 389,722 shares of Merchants' common stock valued at $11.5 million based on the average price over the contractual pricing period. Merchants financed the cash portion of this acquisition through the issuance of $10.0 million in trust-preferred securities in November 2002. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Fortress were recorded at their respective fair values on November 30, 2002. Merchants acquired approximately $146.3 million in loans and approximately $175.8 million in deposits and recognized goodwill and intangible assets of approximately $9.3 million related to the transaction. The Fortress account balances acquired on November 30, 2002 are included in the results of Merchants.

"Our entry into the Fortress markets including southwestern Wisconsin, Iowa and Minnesota has not only allowed us to achieve increased earnings, but also positioned our corporation for long term growth and profitability," commented Michael J. Murry, Chairman of the Board. "We have already begun our investment in personnel and infrastructure that will allow us to capitalize on the opportunities that abound in these new markets," commented Murry.

Net interest income was $8.7 million for the first quarter of 2003 compared to $6.2 million for the same quarter of 2002. The increase is due to the revenue resulting from the acquisition of Fortress as well as to the increase in loan and investment volume made possible by the increase in deposits. 2003 loan growth in our Milwaukee area banks started at a rapid pace, with total loans increasing $28.2 million since December 31, 2002. Merchants' net interest margin was 4.19% and 4.38% for the first quarters of 2003 and 2002, respectively. The compression in the net interest margin has been affected by the interest rate cuts made by the Federal Reserve during 2002. Management believes that, should the Federal Reserve make additional rate reductions, Merchants potentially could experience further margin compression.

continued on page 2


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                           PAGE 2

PRESS RELEASE - 3/31/03

Merchants' provision for loan losses was $302,000 for the first quarter of 2003 compared to $280,000 for the same quarter of 2002. Merchants' allowance for loan losses was 1.14% and 1.16% of total loans at March 31, 2003 and 2002, respectively. The ratio of allowance for loan losses to non-performing loans was 178.8% at March 31, 2003 compared to 146.4% at March 31, 2002. Non-performing assets equaled 0.69% of total assets at March 31, 2003 compared to 0.65% at March 31, 2002.

Non-interest income for the first quarter of 2003 was $2.2 million compared to $1.2 million for the first quarter of 2002, an increase of 88.5%. The gains on sales of mortgage loans increased $356,000, service charges on deposit accounts increased $233,000 and service charges on loans increased $348,000 over the first quarter 2002. The growth in non-interest income is partially affected by the acquisition of Fortress in 2002.

Non-interest expense was $7.6 million for the first quarter of 2003, compared to $5.3 million for the first quarter of 2002, an increase of 43.7%. Salaries and employee benefits increased $1.0 million, occupancy expense increased $399,000 and other non-interest expense increased $686,000 over the first quarter 2002. The growth in non-expense income is partially affected by the acquisition of Fortress in 2002.

UNAUDITED                                        For the Three Months ended March 31,
---------                                   ----------------------------------------------
                                            2003                 2002               Change
                                            ----                 ----               ------
Net Income                                 $ 1.996             $ 1.228              62.54%
Basic EPS                                  $ 0.69              $ 0.49               40.82%
Diluted EPS                                $ 0.69              $ 0.49               40.82%


Figures in millions except for earnings per share

Merchants & Manufacturers Bancorporation, Inc. is a multi-bank holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Merchants operates five banks in Wisconsin (Lincoln State Bank, Franklin State Bank, Grafton State Bank, Community Bank of Oconto County, and Fortress Bank of Westby), one bank in Minnesota (Fortress Bank, N.A.) and one bank in Iowa (Fortress Bank of Cresco). The bank subsidiaries operate 34 offices in the communities they serve. In addition, Merchants offers residential mortgage services through CBG Mortgage, Inc. and a full range of investment and insurance products through Link Community Financial Services, LLC. Merchants' shares trade on the "bulletin-board" section of the NASDAQ Stock Exchange under the symbol "MMBI."

On April 24, 2003, Merchants announced it had signed Definitive Agreements to acquire Reedsburg Bancorporation, Inc. ("Reedsburg") and Random Lake Bancorp, Limited ("Random Lake"). Reedsburg serves as a one-bank holding company for The Reedsburg Bank. The Reedsburg Bank has total assets of $137.0 million with four locations in central Wisconsin. Random Lake serves as a one-bank holding company for Wisconsin State Bank. Wisconsin State Bank has total assets of $93.9 million with four locations in Wisconsin. The transactions are expected to close in the 3rd quarter of 2003.

continued on page 3


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                          PAGE 3

PRESS RELEASE - 3/31/03


On April 28, 2003, Merchants announced it had signed Definitive Agreements to acquire Keith C. Winters & Associates, LTD. ("KCW") and Integrated Financial Services, Inc. ("IFS"). KCW is a tax preparation and tax consulting firm with two offices in Franklin, Wisconsin and has been in business for more than 30 years. IFS is an insurance agency based in Mequon, Wisconsin and was organized in 1999. The KCW transaction is expected to close on May 1, 2003 and the IFS transaction closed on April 15, 2003.

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio.


For more information contact:
James Mroczkowski, Executive Vice President and CFO - (262) 790-2127

continued on page 4


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MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                          PAGE 4

PRESS RELEASE - 3/31/03

UNAUDITED

                                          At or for the Three Months ended March, 31
                                                 (Amounts In Thousands, Except
                                                 Share and Per Share Amounts)
                                         --------------------------------------------
FOR THE PERIOD:                              2003            2002          % change
                                         ------------    ------------    ------------
Interest Income                          $     12,698    $      9,582           32.52%
Interest Expense                                3,994           3,384           18.03%
                                         ------------    ------------    ------------
  Net Interest Income                           8,704           6,198           40.43%

Provision for Loan Losses                         302             280            7.86%

Non-Interest Income                             2,222           1,179           88.46%
Non-Interest Expense                            7,599           5,288           43.70%
                                         ------------    ------------    ------------
Net Before Tax                                  3,025           1,809           67.22%
Income Tax                                      1,029             581           77.11%
                                         ------------    ------------    ------------
Net Income                               $      1,996    $      1,228           62.54%
                                         ============    ============    ============

END OF PERIOD:                             3/31/03         3/31/02         % change
                                         ------------    ------------    ------------
Assets                                   $    926,567    $    613,812           50.95%
Loans                                         693,620         488,336           42.04%
Allowance for Loan Losses                       7,939           5,667           40.09%
Deposits                                      734,180         473,289           55.12%
Shareholders' Equity                           70,074          52,642           33.11%

PER SHARE:

Net Income (basic)                       $       0.69    $       0.49           40.82%
Net Income (diluted)                     $       0.69    $       0.49           40.82%
Book Value                               $      24.37    $      21.17           15.13%
Dividends Declared                       $       0.19    $       0.17           11.76%

Average Shares Outstanding (basic)          2,875,177       2,504,042
Average Shares Outstanding (diluted)        2,883,295       2,504,042
Ending Shares Outstanding                   2,875,113       2,487,113

KEY RATIOS:

Net Interest Margin                              4.19%           4.38%
Return on Average Assets                         0.90%           0.82%
Return on Average Common Equity                 11.66%           9.46%

Shareholders Equity to Assets Ratio              7.77%           8.58%
Tier 1 Capital to Average Assets Ratio           7.82%           8.59%

Non-performing Loans/Total Loans                 0.64%           0.79%
Non-performing Assets/Total Assets               0.69%           0.65%
Allowance for Loan Losses/
  non-performing Loans                         178.84%         146.35%